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

[THE FOLLOWING IS A TRANSCRIPTION OF A CONFERENCE CALL JOINTLY HOSTED BY ARCHSTONE COMMUNITIES TRUST AND CHARLES E. SMITH RESIDENTIAL REALTY, INC. ON MAY 4, 2001 TO DISCUSS THEIR MERGER AGREEMENT]


Moderator                  Ladies and gentlemen, thank you for standing by.
                           Welcome to the Archstone-Smith merger conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference is being recorded.

                           I would now like to turn the conference over to our host, Mr. Scot Sellers. Please go ahead, sir.

S.Sellers                  Good morning everyone. We apologize for the delay, we
                           were just trying to accommodate everyone who was calling in and they had to increase the number of ports, so we appreciate your patience.

                           Welcome to our conference call to discuss what we believe is a very exciting transaction. This is a tremendous strategic opportunity for both companies and will create, what we believe, is truly the preeminent company in the apartment business in this country.

                           Let me summarize a few of the most compelling characteristics of the combined company. First we are combining the two most respected brands in the industry to create a company that we believe, is the leading apartment company in the country focusing on protective markets. The strategic platform portfolio and expertise of Archstone-Smith is simply not able to be replicated. Equally compelling, this transaction will enhance the growth rate of both companies. Archstone's well-established presence in key West Coast markets gives us a great foundation in which to expand Smith's established high-rise expertise to cities with excellent long-term growth rates. In addition, we have over $1.5 billion of non-core assets that can be used to fund this expansion.

                           Despite the company's size, $9.3 billion in total market capitalization and $5.8 million in equity capitalization, making it the second largest company in the apartment industry, and the fourth largest company in the REIT industry, it still has one of the fastest internal growth rates. Our weighted average NOI growth for both companies during the first quarter was 8.3%.

                           The combined company will also have the dominant development capability of the industry as well as tremendous expertise and repositioning both high-rise and garden apartment communities, which has already created significant value for shareholders of both companies. This exceptional platform will give us a strong foundation from which to expand in the key markets including, San Francisco, Seattle, Los Angeles and Manhattan. Both companies have been doing extensive independent research on the Manhattan market for over three years. And we believe we can create significant incremental value for our shareholders for thoughtfully building a strategic presence in this important market.

                           Archstone-Smith's portfolio composition is outstanding. Twenty-nine percent in Washington, DC and 21% in California, 8% in Chicago, 8% in southeast Florida and 5% in Boston. Over 70% of our portfolio will be located in what are widely regarded as the top apartment markets in the country. Operationally, this transaction combines the two most respected brands in the apartment industry to create more value for our customers, associates and shareholders. Each company has a significant number of industry leading best practices that when integrated, will make us substantially stronger.

                           In summary, I couldn't be more excited about the future for our company. Simply stated, there is no other combination of companies in the apartment industry that can come close to creating the level of long-term strategic value that this transaction creates.

                           I'm also tremendously excited to have the opportunity to work with Bob Smith, Bob Kogod, and Ernie Gerardi, as both business partners and board members. Their track record for value creation, operational excellence, and investment is without parallel in the business and we have remarkably consistent corporate values and business principals.

                           I want to emphasize that this is a merger and that the principals of the company are retaining their shareholdings in the company and will be very actively involved in the ongoing business. Bob Smith, particularly, is going to remain actively involved in Archstone-Smith as chairman of the high-rise division and Denny Minami who's done an outstanding job at Charles E. Smith and will join us as the President of the high-rise division going forward. We look forward to both of their leadership and expertise, which will be an integral component of Archstone-Smith as we move forward.

                           I'd now like to turn the call over to Bob Smith.

R. Smith Thanks, Scot and good morning to everyone. We at Charles E. Smith Residential Realty are tremendously excited about this strategic combination because we are convinced it assures the continued growth and long-term success of our company for the benefit of our shareholders and employees.

                           Quite simply, we have concluded that a marriage of the two most respected brands and operators in our industry is too good an opportunity to pass. Ongoing superior profitable growth is necessary for maximum reward. Archstone-Smith represents the best possible residential franchise. This merger will enable the combined company to draw upon a very strong capital base to pursue major opportunities for growth in our existing markets where we have now achieved critical mass and in new markets including major West Coast cities.

                           This is an excellent strategic fit. We have a shared vision and philosophy on how to build a larger and even greater and more profitable company. And we have a common commitment to integrity, quality, and professional excellence. Together we will have an outstanding portfolio of complimentary assets.

                           We will be combining our strong position in four core urban markets, Washington, Boston, Chicago and southeast coastal Florida with Archstone's presence in these and other high growth markets across the nation. Together we will have one of the most talented innovative and experienced management teams in the industry.

                           I have known Scot for some time and I have great respect for him and his team at Archstone. I must say that I am particularly pleased that this transaction allows us to keep our residential company essentially intact under the Charles E. Smith brand name as a high-rise division of this new company. And I'm also pleased that the 50-year tradition of excellence at the high-rise division will carry on under the leadership of Denny Minami. I am looking forward to serving as Chairman of the Charles E. Smith high-rise division.

                           I'm also very pleased that we will continue to maintain a significant corporate presence in the metropolitan Washington area here in Crystal City for many years to come. We have very deep roots in this community, which has contributed so greatly to our success over the past half-century.

                           Finally, I want to emphasize that the Charles E. Smith Residential board and I believe very firmly that this transaction is in the best interest of the shareholders and the employees of our company. We expect that the combined company will enjoy a lower cost of capital, investment grade ratings, increased trading volume and liquidity and greater diversification, all of which should make the combined company attractive to a broader group of investors and should have a favorable impact on how the combined company is valued by the financial community.

                           With that, I would like to turn this call over to Denny Minami.

D. Minami                  Thanks, Bob and good morning. Our decision to
                           merge with Archstone follows an extensive analysis of our strategic options and determination that we can create the most superior value for our shareholders with this transaction. It was based on the fact that with this platform, we can now dedicate our full resources developing the premier high-rise enterprise and I'm excited about that.

                           It is now based with this, Archstone merger, we now have a true opportunity to jumpstart our activity in terms exploiting the high-rise opportunities both from a development acquisition and repositioning potential. In its example, what we have done in Florida, as you all know about, continues to progress very well and we see other opportunities, such as that, in other markets. And with the association with Archstone we together continue to exploit them on an accelerated pace.

                           As now part of a $9 billion enterprise, we have the full capital resources to aggressively execute our strategy. I'm excited and pleased to now be part of what I believe is truly the leader in the high-end apartment living in this country.

                           On a final note, I want to first recognize Ernie Gerardi and Bob Kogod personally for their leadership and guidance and experience that they pass on to me and I will try and attempt to deliver what they have achieved in terms of bringing us to this point.

                           And moving forward, I'm excited about working with Scot Sellers, as well as Bob, in terms of us providing to you the type of growth that we think this combined company can achieve.

                           And with that, I'll turn it over to Chaz.

C. Mueller                 Thanks very much, Denny. And before I discuss some
                           of the financial aspects of the transaction, let me remind you that our comments will include certain forward-looking statements that are based on management's existing beliefs and assumptions regarding Archstone and the apartment industry.
                           These statements are not guaranteed and are subject to risks and uncertainties that are difficult to predict. And of course, actual outcomes may differ from projections. Please refer to our Form 10-K for complete discussion of the factors, which could affect our financial performance.

                           Now let me talk about some of the financial aspects of this transaction. First, Archstone will convert to an UPREIT structure, which gives us more flexibility to future acquisitions going forward. From a financial point of view, this is a 7.5% cap rate. In determining that cap rate, the shares that we are issuing, we used Archstone's net asset value of $29.31 in calculating that. As you all know we are very careful in thinking about the cost of our equity we issue. And we believe this is the right way to look at it, although it's different from the way the market often looks at it. If you were to use current share prices, the cap rate would increase about 60 to 70 basis points from that level.

                           Additionally, as part of the transaction, we expect to achieve operating efficiencies of about $7 to $8 million annually as we eliminate redundant systems and public company costs.

                           Looking forward to 2002 FFO, we expect to be in the range for the combined company of $2.45 to $2.50 per share, which is just over $0.03 of dilution including about $0.03 positive benefit of Archstone adopting Charles E. Smith accounting policies for make-ready costs.

                           Just a couple specific details to clarify a few things, this transaction does have a fixed exchange ratio of 1.975 Archstone shares for every Charles E. Smith share. There is no collar. This combined company dividend remains constant in Archstone's current level of $1.64 for this year. And we have a $95 million break up fee subject to certain typical conditions for a transaction like this.

                           Lastly, I wanted to mention that Morgan Stanley advised Archstone on the transaction, Goldman Sachs advised Charles E. Smith and both firms rendered a fairness opinion.

                           I'll now turn the call back over to Scot.

S. Sellers                 We won't spend much time on the results for the
                           quarter, but we did want to make some brief comments about those as well as to discuss the change on how we intend to report performance going forward and some comments on the market. And I'm happy to make as many additional comments and answer questions on the market, as you all would like, obviously during Q&A.

                           First, just regarding reporting, all of you know we have been very vocal about using a different metric other than FFO for quite some time. In fact, as you recall on our fourth quarter call, we specifically mentioned that this quarter we would use earnings per share as our principal reporting metric and expect us to do that going forward.

                           Most companies throughout the industry essentially ignore earnings per share even though it's a standard performance metric use by virtually all other industries in corporate America.

                           I'd like to quote someone we all know and respect, Warren Buffet, from this year's letter to shareholders in Berkshire Hathaway's annual report. When he is discussing management teams that use performance metrics that do not include a depreciation charge, he's says, and I quote, "Does management think the tooth fairy pays for capital expenditures?" The point is you have to understand what capital costs in these companies in order to properly evaluate their performance.

                           A couple of other issues with FFO, obviously its not audited, which is a concern. As I mentioned, it contains no capital charge for incremental investments and properties. The reality, of course, is that many components of real estate assets actually do depreciate over time and having an earnings metric allows that to be reflected.

                           One of the key shortcomings of FFO is, of course, no emphasis whatsoever, as we have said many times, is placed on measuring the results of management's capital allocation decisions. Again, as Warren Buffet discussed in his shareholder letter, capital allocation is one of senior management's most important responsibilities, and earnings obviously allows and encourages a better tracking of success and failure in that area.

                           One final comment about FFO, in deference to those who will continue to track the metric for the time being, we will report it as a secondary performance metric. And we certainly hope that the industry moves to earnings overall, which we think will be a tremendous benefit to every company as it allows us to attract more shareholders from diversified fund managers.

                           Now, let me turn the call over to Chaz Mueller to discuss the specifics of the results of the quarter.

C. Mueller                 Thanks, Scot. I'll run through our first quarter
                           results quickly. We reported earnings per share of $0.52 for the first quarter, which was 86% growth over the first quarter 2000. Included in that, we produced over $35 million of gains on operating community dispositions during the quarter, which illustrates a significant value we created on those assets.

                           Our operating communities continue to perform very well producing same store revenue growth of 7.2% during the quarter. The San Francisco Bay area produced the highest growth of 19.2%. Washington DC and Boston also produced strong revenue growth in excess of 15%. Overall, we had an 8.7% same store NOI growth, which we are very pleased with.

                           We also had a net $6.2 million negative impact from our technology investments during the first quarter. The largest one we wrote off 100% of our investment in Broadband now. Although the company has a good technology infrastructure and is still operating, as you know this is a very tough business and they are struggling financially.

                           We also realized $500,000 of safer in Saferent the connection with the recent round of funding where it raised an additional $9 to $10 million of equity capital. Over $7 million, which is already committed, and that places the company in a very strong position. So we're very comfortable with this business as they have about 650,000 units currently paying to use it's service and it expects to be profitable in 2002. These losses were partially offset by a gain of $1.7 million on the sales of shares of Manugistics, substantially all of our shares in that company.

                           The successful secondary offering of all Archstone shares owned by Security Capital, which was completed during the quarter, also marked a very important milestone for our company. The transaction eliminated the overhang issue, which concerned many investors and also significantly increased our trading flow while adding over 50 new institutional shareholders.

                           Now to discuss our recent joint venture activity, during the first quarter, we closed a $310 million joint venture transaction in March. In that transaction we contributed 12 operating properties and maintained a 25% ownership interest in the venture. Our partner made a cash investment for the remaining 75% of the equity. The communities in that venture are located in the following markets:
                           Houston, Phoenix, Atlanta, Orlando, Charlotte, Raleigh, Nashville, Salt Lake City, Portland and southeast Florida, which obviously decreased our investment in those markets. There's a term of ten years and a ten-year interest only loan provided by Freddie Mac at a rate just under 6.7%. We will receive management fees for managing the venture in the properties.

                           We are very pleased to establish a relationship with this new financial partner in the midst of a similar transaction totaling $339 million of assets that is expected to close during the second quarter. Including these transactions as well as other dispositions, we pay our line balance down. The balance today is currently zero, so we have significant flexibility there.

                           Now to discuss funds from operations for the quarter, our actual FFO per share was $0.53. Excluding the impact from the technology investments I mentioned earlier, our FFO per share was $0.58, which was 11.5% growth over last year and $0.02 above analysts' consensus estimates. Our core business fundamentals continue to be very strong as indicated by our same store results. Therefore, on a stand-alone basis, despite more than doubling our disposition volume, we continue to be comfortable with the range of analysts' estimates for the year excluding the impact of technology write-offs we announced this quarter.

                           Now, I'll turn the call back over to Scot for a brief discussion of our markets.

S. Sellers                 Thanks, Chaz. Before we conclude the call, let me
                           spend a few moments discussing the outlook for several markets.

                           Let me start with the San Francisco Bay area, which of course, has received the most recent attention. As Chaz mentioned, our revenue growth during the quarter was 19.2%, which is very strong. Having said that, the market was clearly unsustainable strong last year with the average market rent growth in our Bay area portfolio during the year 2000 being over 42%. The economy has changed and the market has changed and as we mentioned during our 4th quarter call, we expect rental rates there to moderate somewhat. And you'll see revenue in NOI growth slow sequentially each quarter as the year progresses. I do believe that overall revenue growth for 2001 in the Bay area will still be in the double-digit range for our portfolio. But same store revenue growth in the fourth quarter may only be modestly higher than a year ago.

                           The big question is, obviously, 2002. The great news is there is very little supply currently under construction, less than one percent of total Bay area inventory. And it continues to be exceptionally difficult to build anywhere in the San Francisco Bay area. Obviously, the variable is job growth, but the important thing to recognize about the Bay area, like any protected market, is that when it's difficult to add new supply, ultimately the apartment market stabilizes and provides excellent long-term growth.

                           We expect the Bay area market to stabilize towards the end of this year and show modest revenue growth, 2% to 5% in 2002.

                           If you look back over the last 20 years, average apartment values in the Bay area have increased 400% to 500%, which is better than most other markets in the country by a significant magnitude.

                           Moving to other core markets, Boston, Chicago, southern California, and the Washington DC metropolitan area, continue to have very strong fundamentals with revenue growth of 16% in Boston, almost 10% in Chicago, 8% in south California, and 15% in our Washington DC metropolitan area portfolio during the quarter. Again, the story in all of these markets is very much the same, almost new supply, less than 1% inventory in virtually all cases currently under construction. Very expensive single-family home prices and high apartment occupancy rates leading to continued upward pressure on rental rates. I expect the rate of growth in each of these markets, on both the revenue and NOI side, to continue to be very attractive throughout the year.

                           A couple of other markets I should mention include Atlanta, where our same store revenue growth during the quarter was 5% and southeast Florida was 5.8%. In addition, Denver continues to promote very well, with 5.7% same store revenue growth during the quarter. We've had 5% revenue growth in Denver for several years now, over 5 years this decade.

                           Overall, in the apartment business, new financing for merchant builders is much more difficult to obtain, which will contribute to a reduction in the volume of new supply in most markets across the country. I believe that despite the current economic slow down, this should incrementally strengthen the apartment business over the coming two to three years.

                           Well, we've covered a lot on this call, obviously, and we know you have a lot of questions. Let us summarize by saying again that we think this is a key strategic transaction for both companies, which creates a platform that, as we said at the outset, will provide a high rate of growth for both of our companies and also creates a business franchise that simply cannot be replicated in our industry.

                           With that, I would like to open it up for questions.

Moderator                  Thank you, sir. Our first question comes from Steve
                           Sweat, with First Union Securities. Please go ahead.

S. Sweat Good morning everyone. A couple of questions, first, I'm not sure if I heard you correctly, was the break up fee $90 million?

R. Smith                   Ninety-five million.

S. Sweat Ninety-five million, okay, thanks. And the three board seats are those new board seats, additional board seats?

S. Sellers                 Yes, we'll have a total board of nine members.

S. Sweat Okay, nine. On the expense savings that were cited, the $7 to $8 million, is that all out of essentially G&A? Is there any operating costs efficiencies included in there?

S. Sellers                 It's expected to be principally G&A.

S. Sweat                   What about any severance costs over and above that?

S. Sellers                 There are some severance costs involved, Steve, but
                           they're relatively modest.

S. Sweat Okay. And in your quarter, the write-offs for the technology investments, does that bring you down to zero or is there still remaining write-offs that you might expect to take through the rest of 2001?

S. Sellers                 Well, we still have a couple of other technology
                           investments, Steve, but I think at this point we feel comfortable with where they are.

S. Sweat The billion and a half in potential sales that's cited, is that indicated to bring you essentially down to zero in some of the southeast, southwest markets?

S. Sellers                 Well, again, as everyone knows, our expressed
                           intention is to build a portfolio of 100% protected locations in core metropolitan markets, long term. So that represents the additional properties we would sell to get to that objective.

S. Sweat Okay. And then just a couple of final questions for you, Scot. How do you see this transaction affecting your FAD growth? I mean if you think about what you thought you could do before the Smith transaction, what happens as a result of this on an FAD basis?

S. Sellers                 Well, I think if you look at overall, Steve, we think
                           this will increase the growth rate of the combined companies by at least one percent annually and perhaps more. I think what's important to focus on in this transaction is the strategic platform that we're creating. And when you can take existing high-rise expertise and particularly the acquisition and repositioning expertise and expand that to markets that are very attractive long-term in other parts of the country that the Smith organization is not yet in, and then combine that with the expertise we have in the garden apartment business, that allows you to make investments and create a platform that will contribute to higher growth, long-term and that's how we look at this in terms of the benefit to us.

S. Sweat                   And what's your estimate of Smith's NAV?

S. Sellers                 Well, I would tell you the estimate of the combined
                           company's net asset value, after we consummate the transaction, is about $29.50 a share, which is about
                           $0.20 higher than our current net asset value.

S. Sweat                   Okay, thank you.

Moderator                  And our next question comes from the line of Richard
                           Pauley with UBS Warburg. Please go ahead.

R. Pauley                  Good morning. I have a couple of questions and I
                           guess I would like to lead off with could you break down the valuation of Smith? You cited a 7.5 cap rate, could you elaborate on the value you ascribe to things like the property service business that Smith has as well as the development projects that are currently under way, but not yet stabilized. As well as, I think there was a plot of land in Boston that Smith has got I think control of to a certain extent, but not yet officially going ahead with a development project there.

S. Sellers                 Well, Richard, we certainly understand that the focus
                           on financial metrics here. And we want to give you as much information as we can without getting into too much excruciating detail. But suffice it to say that I really believe that the 7.5 cap rate we cited for the portfolio is very conservative in terms of there are a number of things that we didn't value.

                           For example, Smith has additional plots of land in Crystal City that they're going to be able to build more apartments on. But we describe no value to you. We looked at the land, for example, in Boston and other markets at cost. We looked at the value of the service business at about a seven multiple, which we think is conservative, where there'll be some value if it were a stand-alone enterprise.

                           And to be honest, one of the things the market hasn't focused on, if you look at the value of One Superior Place, for example, in Chicago. Assets like that today trade well below seven cap rates and those aren't the valuations we even used to look at this portfolio. So we understand that the street had lower net asset value estimates. One of the reasons for that is that the company really discouraged the analysts from addressing net asset value. And I'll let Denny expand on that if he'd like to.

                           So, I think when we look at the cap rates that were utilized to value the portfolio, we were surprised at how high they were and frankly how different they were from market reality today. If you could look across the country where high-rise assets trade, try to buy a high-rise asset for a cap rate above seven, it's extremely difficult to do.

                           The other thing that I think is very interesting about our particular business, if you look across corporate America, there is substantial value placed on business franchises. And Charles E. Smith Residential has an exceptional business franchise. And we place no value on that in our net asset value analysis. In any other industry in this country, there would be tremendous valuation placed on that business franchise.

R. Pauley                  Correct. The other question I have is more soft I
                           guess in terms of not in the right numbers oriented, but could you discuss the genesis or maybe Mr. Smith or Denny could discuss from their side the genesis of the transaction? And also, was any other, without naming names, but was this opened up to bidding for any other apartment REITs or was this just privately negotiated?

R. Smith Over a period of time, the Smith company has always been contacted by a variety of other residential REITs to discuss the possibility of some kind of relationship merger, etc., etc. And we feel it was our obligation to talk to various people to pursue, at least on a preliminary basis, what might be available. Because our long-term goal is to figure out what is the best future for our shareholders and our employees.

                           So we have had discussions over the last several years, and much more recently, with several other real estate investment trusts on a preliminary basis. After evaluating these various options and thinking through what could be the preeminent best potential strategic fit to give us a national franchise of the highest quality apartments to provide living accommodations nationally, we felt that the Archstone-Smith combination met those criteria and we elected to pursue that more vigorously. And this transaction has unfolded in a relatively short period of time, but after we have had preliminary discussions with several other real estate investment trusts.

R. Pauley                  Okay. My final question at this time is regarding the
                           operations, I guess, is it explicitly going to be a garden style division and a high-rise division? And
                           I was curious about capital allocation within the firm, the combined entity, after the fact. How is that going to work? Is there going to be a designated pool of capital that Denny and the team have to work with? Or is more on an ad hoc basis?

S. Sellers                 Well, I think one of the hallmarks of Archstone's
                           success, over the last several years, has been our capital allocation discipline. And keep in mind this is now subject to shareholder vote, this would be one company. And so particularly given the significant ownership interests, which Bob
                           Kogod and Bob Smith will be retaining, we are going to be focused on doing the best thing for the combined company and our shareholders. And that's how we'll make capital allocation decisions. Just like Archstone's done it between all the markets we've had to allocate capital around the country, Archstone-Smith will do it in the same way as a combined business. So, there is no us and them and there is no capital allocation pool for one division.

R. Pauley                  I didn't mean to imply that there was going to be a
                           separation in that sense of an us and them. I just meant more in terms of are you going to have targets or is it going to just depend on what opportunities arise, because clearly you lay out in terms of your repositioning program with respect to markets. And I guess that you have an idea, in any one given period, that you'd like to allocate x to market y, if you will. And I was just curious if it was going to be that structured or if it's more a soft field and see what opportunities arise.

S. Sellers                 Well, neither company has done anything without a
                           very specific and strategic plan in place and that's how we pursued it. And so, on the other hand I think you do need to recognize that opportunities come up that you need to respond to.

                           We have key markets that we want to get into and that's the strategic side of capital allocations. For example, both of our companies have been focused on the Boston market for the last several years. The reality is neither one of us has as much capital there as we'd like. So we have a long-term objective for that market. But what we can actually buy there is opportunistic in nature because it depends on what becomes available.

                           So in answer to your question, we'll have a strategic plan that will specify our targeted investment objectives for each of our markets. And then we'll have an opportunistic response to situations that come up as we track and understand those markets.

R. Pauley                  Okay, thank you and good luck to you all and I'll
                           yield the floor.

S. Sellers                 Thank you.

Moderator                  And our next question is from the line of David
                           Harris of Lehman Brothers. Please go ahead.

D. Harris                  Good morning to you all. I have a quick question on
                           the conversion to UPREIT status. Do you envision that might, in any way, present you with a factor on your ability to sell properties and to recycle capital as effectively as you've done in the past?

S. Sellers                 The UPREIT structure doesn't have an impact on the
                           properties that we intend to sell at all.

D. Harris                  Okay, second question under that hat, have you given
                           any tax protection to the Smith folks?

S. Sellers                 In connection with any transaction like this, you
                           look at strategic assets. And as we have done with some other strategic acquisitions that we've made, there's a time period during which if we were to sell an asset, we would have to use a 1031 exchange with the proceeds. And of course, the same thing exists within our existing portfolio, which we've done very effectively for the last five years.

D. Harris                  Is it more specific than that? Is there a specific
                           time frame by which you would be precluded from selling any of the Smith assets?

S. Sellers                 We're not precluded from selling any of the Smith
                           assets, we have agreed to a 20-year term during which we would exchange the proceeds; 1031 exchange. But I would say though, frankly in deference to that, remember that when Archstone had bought core assets, what we've told everyone is these are assets that we intend to keep indefinitely. And I can tell you that the majority of the Smith portfolio compromises core assets for us. And if you tour the assets in the markets, they're absolutely irreplaceable. And those are not the kinds of assets that we expect to sell, frankly, at any point in time. Because over time, you just keep them refreshed and renovated and they'll continue to deliver high returns.

D. Harris                  Now just for clarification, the $1.5 billion of
                           assets that you refer to is purely your own portfolio. Have you identified any assets in the Smith portfolio you might pay them off or early sell?

S. Sellers                 There are several that we think collectively we'll
                           look at, but I'd say it's too early to be specific.

D. Harris                  Okay. Moving on, can you give us an idea of the
                           principal accounting differences between Archstone and Smith through the disclosures and press release, there was some specific mention there?

R. Smith Right, it's limited to the treatment of make-ready costs in the turnover. Principally carpets and appliances that in today, I think most of you know, Archstone expenses those as they are replaced and we're going to go to the more conventional method of capitalizing those and depreciating them over their useful lives.

D. Harris                  Okay. Does that highlight any differences between the
                           proportion of corporate lets that you guys have got between the different portfolios?

S. Sellers                 Not necessarily. Obviously the Smith portfolio has
                           more corporate apartments than does Archstone. But the accounting change, you may remember, two years ago when we announced earnings before structural depreciation, we mentioned that when we switched to an earnings based metric, we would change capitalization to GAAP policy because that would be the right way to reflect it.

                           And so, consistent with our move to earnings, the capitalization policy would change as well.

R. Smith David, we don't buy our furniture in our furnished business, we lease all of it as well as amenities. So there was never any depreciation there.

D. Harris                  Okay. Just going back on a couple of points that we
                           had with regard to earlier questions. Is the break up fee both ways?

S. Sellers                 No, it's just one way, David.

D. Harris                  Just one way; on you?

S. Sellers                 If there were to be, and it's very typical, if there
                           were to be a competitive transaction that were to enter the mix and the acquisition was not to be consummated as a result of that, that would be when the break up fee would be payable.

D. Harris                  Paid by you or paid by Smith?

S. Sellers                 Paid by Smith, right.

D. Harris                  Okay. And then could you give us an idea of the
                           transaction costs in the deal?

R. Smith It's in the $40 million range of costs. And in addition to that, there would be a buy-out of options, but that's more of a separate issue and we don't know the amount of that; it depends on individual decisions.

D. Harris                  Okay. And then one final question on the property
                           services business, would that be something that you'd put up for sale?

S. Sellers                 Not necessarily, I mean, I think it's a very
                           interesting business; it's very synergistic with the core portfolio. And again, what we try to look at is what creates the most value for shareholders, and that's a decision we'll be able to make together over the next year or so.

D. Harris                  Right. And the seven times, was that earnings or
                           EBITDA? Perhaps you quoting earlier on, how much due diligence did you do on that?

S. Seller                  How much due diligence did we do on what portion of
                           that?

D. Harris                  Well, I was wondering what seven times referred to,
                           for a start.

R. Smith It's basically the income for the consolidated engineering business. We used a lower multiple of four times on the income of the interior construction and renovation in the property management business.

D. Harris                  Okay. So seven times on consolidated engineering and
                           four times, and that's on net income?

R. Smith                   Yes.

S. Sellers                 When you look at the value of that business in
                           relationship to the overall transaction, obviously, it's $150 million out of $3.6 billion transaction. So it has a fairly modest impact on the whole thing. I think one of the things that we felt, and I know the Smith organization believes very strongly is this business is really a hidden jewel within the organization that really has tremendous growth and future potential and it's something I think that they have a very unique position in. I don't think it's as well understood perhaps as it will be over time as they continue to exploit the niche that they have in this business.

D. Harris                  Okay, thanks so much.  Bye, bye.

Moderator                  And our next question comes from Lou Taylor with
                           Deutsche Bank. Please go ahead.

L. Taylor                  Yes, thank you. Scot can you expand a little bit
                           about the incremental growth you see from the combined entity. I mean is it just broader and larger investment opportunities? What do you see the components of that incremental growth being?

S. Sellers                 Well, there's a couple of things, Lou. One, 25% of
                           our portfolio right now is invested in markets with less than attractive long-term growth rates. You know
                           I don't need to go through the cities those are in because we plan to sell them and everyone knows that.
                           But there are a lot of cities where we have capital invested that diminishes our growth rate today.
                           Frankly, one of the challenges we have is finding enough investment opportunities in which to place that capital that we can move it quickly enough into the right long-term growth opportunities.

                           So being able to do that more expediently because of having the high-rise platform in which to invest is going to allow us to deploy that capital more quickly, which will enhance the growth both short-term and long-term. Because, and again as we've stated many times, you want to be in markets where it's difficult to build and the Smith portfolio epitomizes that strategy.

                           So to have a combined portfolio that is much more broadly represented in those markets and we're able to accelerate the re-deployment of capital to those markets. That enhances our growth rate on top of that; to be able to benefit from moving, or if you will, expanding the high-rise platform to the West Coast markets, gives us a presence there that Archstone didn't have before. And, frankly, that's true of Manhattan for both companies. We've both been looking at that market for a long time.

                           I think the platform and presence from which we'll have to expand into that market, will allow us to get in there in a much more effective manner. And to be honest, the returns over the long-term from owning in that market are very attractive.

L. Taylor                  The second question is with regards to Dallas, maybe
                           how that roll out is going? And what do you see the opportunities implementing that revenue program on the Smith portfolio?

S. Sellers                 Again, as we mentioned the first half of the year,
                           is going to be beta testing and getting all the attendant procedures and approaches to pricing agreed to so that we can then begin the aggressive roll out of the system across our portfolio. So we're still very much in the beta-testing mode.

                           I'll tell you, there are all kinds of anomalies that we've identified in pricing which are very interesting. As you may know, the Austin market right now is kind of a challenging market with the slow down and some of the layoffs in the technology. And when we looked at beta test markets, we decided we'd take a market as a beta test that would be perhaps a little softer and see how the software does in a slowing environment as well as an ebullient environment.

                           We've been able to identify some very interesting opportunities. We've now been able to do a number of shorter-term leases. We used to offer no less than a six-month lease. Just two weeks ago, we did seven four and five-month leases with a corporate customer for a $200 premium over a $750 base rent. Our people weren't looking for that business before and yet the managing software identified the shorter-term demand as a significant opportunity. And when you think about when it's going to expire, those leases in April are going to expire in August, which is prime leasing season for Austin, which is when all the influx of university related traffic comes through the market. So you have a short-term lease, but it's going to expire in the highest demand part of the year, which is why, again, the system looks at all that. It looks at future demand, looks at traffic, it looks at turnover costs and it integrates that all to pricing recommendations and it allows us to benefit from that.

                           So we're seeing a lot of very early opportunity in the system and we think it will apply to any apartment business. But obviously we want to prove and understand it in the context of Archstone portfolio and then explore how it may apply in the context of the high-rise business.

L. Taylor                  Thank you. My last question is for the Smith side of
                           the transaction. Can you expand a little bit on your exploration of strategic options? And did you get to the point where you kind of surveyed the potential partners or organizations that you'd like to discuss things with? Did you just pick one from that group and it happened to be Archstone and then negotiate?
                           Or did it get to the point of potential pricing and from a shorter list of attractive alternatives, pricing became part of the decision? Can you talk to any of those points at all, please?

R. Smith We surveyed the matrix of the real estate investment trusts in the residential arena. And reviewed them and analyzed them in terms of what do they stand for? What type of portfolio do they have? What type of geographic distribution do they have? What has their track record been? What kind of a pipeline do they have for development? What does their balance sheet look like, etc. etc? And it didn't take us very long to reduce that list to three or four.

                           With those three or four, we went into further analysis and actually spoke to the principals of some of these companies to explore the possibility of both financial arrangements, and what would this kind of fit do regarding a shared vision and a long-term strategy that would be the most beneficial, as I said before, to our stockholders and employees.

                           And after having these preliminary discussions where we actually did talk about certain types of pricing, we concluded that after reviewing all of the issues, that of all the companies out there, the one that just made the most sense today, tomorrow and long-term in terms of their philosophy, in terms of their quality, in terms of their geographic distribution, in terms of their balance sheet, that combining with Archstone, we had the best of trying to pick the best of all the others. This one company, in our mind, was the answer to giving us a combined company that came closest to meeting our future strategy and goals.

L. Taylor                  Thank you and congratulations.

Moderator                  Next question is from Todd Cantor of LaSalle
                           Investment Management. Please go ahead.

T. Cantor                  Hi, there are a couple of questions that we have, one
                           on the transaction and then a couple on the company.

                           The first is, and this is for Chaz, you quoted a cap rate of 7 1/2%?

C. Mueller                 Right.

T. Cantor                  Chaz, is that economic or nominal cap rate?

C. Mueller                 That is really an economic cap rate where we did
                           adjust for the recurring cap ex.

T. Cantor                  Okay. On to a couple of questions from the quarter,
                           given the disposition volume in the first quarter seems to be a little bit ahead of where we were in terms of our modeling. What should we expect for the remainder of the year, total volume for dispositions?

S. Sellers                 I think we mentioned in the press release, but we
                           have expanded our disposition targets to $900 million to $1 billion for the year. So we've certainly more than doubled that and the majority of that is going to occur in the first half of the year. In fact, given the second quarter transaction we're pursuing, it's highly likely that by the end of the second quarter we will have sold more than $800 million of communities, which again, substantially enhances our financial flexibility.

T. Cantor                  And then you speak to under your other expenses, a $2
                           million provision for possible loss on real estate investments. What is this and where is it?

S. Sellers                 Well, one of the interesting things about our
                           business is that you have to disclose the losses but focus on the gains. But this is a community that we own in Reno, Nevada and that actually has now closed. It was a left over development from about five years ago, so, that's what that community was.

T. Cantor                  Okay. And then a couple of additional questions, your
                           investment in San Fran, what was the initial investment? And what is the investment remaining?

R. Smith The total cash investment is a little over $3 million, but it's, again, we've recognized losses so that our basis in that today is zero.

T. Cantor                  Okay. And then can you spend a moment to talk about
                           your other tech investments? What are they? And how much have you invested?

S. Sellers                 Sure. The largest one is an investment that was
                           announced last year which was a number of companies in the industry invested in viva.com with the strategic focus to have an alternative provider of on-line listening capability. One of the important things that all the companies involved in that investment felt, and there were seven of us all together, was that we didn't want the on-line traffic to be controlled by a single provider. And I think viva.com has been willing to partner with the industry to enhance and improve the ways of looking at on-line traffic aggregation and ultimately leasing fulfillment with the owners on an on-line basis. So that's the strategic benefit behind that and we have about $2 million in that.

                           And then we have two other companies, one is called Well Spring, and it's a multiple points of entry water sub-metering system. One of the challenges that you have in our business is that for properties that have central water heating systems, you can't sub-meter those because there's multiple points of entry of the water lines into a unit.

                           Well Spring has propriety technology that is patented that allows you to sub-meter those buildings even though you have multiple points of entry. And we wanted to basically, have access to get that product delivered to us quickly because we have about 10,000 units in our portfolio that we can sub-meter. And we think ultimately, that resident utility billing systems will not be a long-term solution because, frankly, they are difficult for customers to accept. It becomes problematic from a customer service perspective.

                           So Well Spring provides a very good solution to that. We've been piloting that product now for about a year and it's worked very well. And they're basically just getting to the point that they can roll that out. We have about a $1.5 million investment in that company. And Todd, those are the significant investments we have.

T. Cantor                  Okay, thank you.

Moderator                  Next question is from Rob Petric with Legg Mason.
                           Please go ahead.

R. Petric                  Good morning or afternoon now. Any discussions with
                           credit agencies during this transaction regarding all the secured debt that you're going to be assuming?
                           What's the impact and what's your capacity?

R. Smith We have had discussions with all the rating agencies, of course, before the transaction was announced. And the secured debt, what was certainly a concern, but is something that we think that people will be comfortable with over time. The ratios on the overall company in terms of coverage and leverage remain essentially the same. So there really isn't an impact there.

                           We have, as I think Moody's has announced, a negative outlook but keeping the rating at the same level until they sort of see how the integration of this transaction works. And the other two rating agencies should announce their positions later today.

R. Petric                  Do you expect any immediate structural changes that
                           you need to make? Or do you think you just wait?

S. Sellers                 Nothing immediate, I mean, there may be some
                           opportunities to do certain things. For example, there's a credit facility that has some properties encumbered that we want to take a look at. We're just going to kind of focus on, maybe more so than they have before, on bringing up assets where we can.

R. Smith The other thing, Rob, that I'd mention is that the unencumbered assets ratio is still 57%, which is still very good. And from an equity perspective and a fixed charged cover ratio, there are a number of convertible preferred issues that will be basically at the point where they're convertible or forced conversion here over the next two years, which will substantially improve the fixed charge coverages.

R. Petric                  And how much of that is Security Capital? Now that
                           you just went and sold $750 million, what stake will they have in this company?

S. Sellers                 Well, it's relatively modest, Rob.

R. Petric                  And I know it's different; that was said tongue in
                           cheek.

S. Sellers                 We have a convertible preferred issue that's callable
                           in February '03. Smith has one that's in late '02, I think its August of '02. And so, that's obviously all disclosed in the Ks and the financial ratios. But over the next two years, as those become callable, that will even further enhance the strength of the equity base in the company and improve the credit ratios.

R. Petric                  Will there be any change in the relationship between
                           Smith Residential and Smith Commercial going forward?
                           When you talk about us versus them, often times that was always sort of a collective we.

R. Smith There's no change. The only relationship that we have is really on some cost sharing agreements regarding occupancy in our spaces here and some shared services, and the intent is that will continue.

C. Mueller                 Rob, as you know, after the roll up of the commercial
                           as well as the Monet investment on the commercial side, we very much have been operating very independently in terms of architecture. And this transaction really isn't much of an impact because we've already been relatively an independent operation.

R. Petric                  Okay, thank you.

Moderator                  Our next question comes from the line of Paul Penny
                           with Robertson, Stevens. Please go ahead.

P. Penny Good afternoon, Scot and company. Under the combined company, what approximate percent will be high-rise in nature versus garden? As you look to build out the high-rise product, where do you expect the breakdown to be in two to three years?

S. Sellers                 I think it's too early to tell where the breakdown
                           will be in two to three years because, as we mentioned earlier, partly that depends on opportunity. At combination, the combined company is going to be 25% high-rise.

P. Penny Okay, great. And looking at 2002 estimates, the consensus was $2.53 pre-merger and in your outline you're guiding the estimate to range toward $2.45 to $2.52. Could you give more color on that?

R. Smith Well, as I mentioned, there is just over $0.03 dilution in the transaction and that's really the difference. I will say that up and to this point, we have not given guidance for 2002. So, this is kind of the first time we've done that.

R. Petric                  Okay, great. And Scot you mentioned you're
                           underweighted in Boston, can you give me your top three additional supply constrained markets where you wish to increase your presence?

S. Sellers                 Well, I think Boston would be one, Manhattan, we
                           don't have a presence, so by definition it's an increase; that'll be a big focus for us. West Los
                           Angeles is a fabulous market where we don't have big presence. And frankly we don't have a presence in the San Francisco city market proper. I mean, all our investments are in great locations surrounding it on the peninsula, but we don' have a presence in that downtown area.

R. Petric                  Okay, thank you.

Moderator                  Next question is from Dan Obenheim with Bank of
                           America Security. Please go ahead.

L. Schalop                 It's Lee Schalop from Bank of America Securities.
                           Two questions. The first is on the accounting issue.
                           You touched upon the decision to change from not capitalizing to capitalizing, but explain a little bit more about it. I would think that if you're really trying to move everybody to an EPS basis, you're trying to differentiate yourself following in line with the rest of the industry might not be the best decision.

S. Sellers                 Well, by definition of EPS, you do capitalize, I mean
                           that's what EPS does. Our auditors every quarter will tell you from a GAAP perspective and they focus on earnings because they can't audit FFO. But they would tell you from a GAAP perspective, you supposed to capitalize these items. So to be consistent with GAAP earnings per share that's exactly how you do it. And that's how we've discussed it ever since we announced earnings before structural appreciation two years ago.

R. Smith                   When you focusing on FFO, there's a big difference.
                           When you're focusing on earnings, there really isn't much of a difference because the depreciation stays in and just spreads the cost out a little bit. When you do that on a stabilized portfolio, it essentially becomes a wash.

L. Schalop                 Second, can you talk about northern California? On
                           another real estate company's conference call they talked about expecting a big drop in NOI in northern
                           California because the deal was rents were going to plunge way below the loss to lease cushion. And wondered if you could just talk a little more about your take on that issue?

S. Sellers                 Well, that's a pretty pessimistic view. As I
                           mentioned in my remarks, one of the difficulties in projecting where northern California is going to go is an understanding of the health or relative lack thereof of the industry that drives that market, particularly on the peninsula, and it's very complicated.

                           I mean when you have some of the leading companies in that business completely changing their view on the outlook for their respective businesses in literally a three to four week period where they came out with guidance in October, November it was one way and a month later it was completely different. It illustrates just how rapidly that business is changing. So, I think anyone, I don't want to use the wrong words, but anyone that would say that they know with certainty what's going to happen with rent in that market, that would be quite surprising.

                           I think what we see is that there's very little new supply there. The housing prices continue to be extremely expensive and all those are very good signs for the apartment market. There are some cross currents, people are getting laid off and you did have a high number of individuals who had immigrated hoping to find lucrative work in the sector in the industry that some of who are leaving, some of them are staying. So there are crosscurrents in that market and Lee, I think that there's downward pressure on rent and we've said that since the fourth quarter call. So nothing is new there from that perspective.

                           Our loss to lease, there's still 15%, which is obviously significant. And I wish I could tell you that I was prescient enough to know what's going to happen in the industry there over the next three quarters, but I'm not. But I'm still, again as I said, optimistic that we will have for the year positive revenue and high growth in the Bay area and that market will stabilize toward the end of this year and build a base off of which you can recover.

                           Having said that, if you see some of these companies have dramatic additional declines and earnings in share prices, that could change. If all of a sudden the employment outlook at Cisco and Sun Microsystems go from we're going to lay off 8% of our work force to 30% of our work force, that changes the dynamics. Based on what we know, that doesn't appear to be the outlook.

L. Schalop                 Great, thanks.

Moderator                  Next question is from Anna Topavnet with Donald
                           Investments. Please go ahead.

A. Topavnet                Good afternoon, gentlemen. I apologize in advance if
                           you may have already addressed some of these issues, either directly or peripherally, but I'll go ahead and ask them anyhow.

S. Sellers                 One thing, I just want to interrupt you for a moment.
                           Just in the interest of everyone's time and schedule, we're just going to do 15 more minutes of Q&A and hope that's helpful. Go ahead.

A. Topavnet                On the acquisition and development teams will you
                           have two separate teams, one for the Smith group and one for the suburban?

S. Seller                  Well, again, we're going to be one company and we
                           have a lot of great people. So we intend to use our resources as intelligently as we can and I think that's going to involve some sharing of people, obviously.

A. Topavnet                Okay. And in terms of the senior and mid-level
                           management at Smith, you've already mentioned Denny is going to remain on as present. Who else will remain and how are they being tied up in terms of employment agreements?

D. Minami                  Both companies' policy is not to have employment
                           agreements and we do not have employment agreements.
                           The area that will be of my concern is obviously the merging of the corporate functional staff. But on an operational basis, in terms of development or acquisitions and property management, we're all excited about this opportunity that we now have a much larger platform.

                           On the area that will be of concern is in the interim time period, ... functions that Chaz and I work together in terms of a best practice approach to moderating the impact.

A. Topavnet                Okay. And in terms of the acquisition development
                           effort, you are going to be merging these teams together. What do you anticipate to be the percentage of effort going forward on the urban properties versus suburban?

S. Sellers                 Again, as we've always done, we're going to look at
                           each of our markets and try to find the best utilization of capital. And we're going to scrutinize and scour for opportunities in both sectors and so we're going to be 100% devoted to both.

A. Topavnet                Okay. As a final question here, will the Smith shares
                           get any different treatment in terms of the dividend after the merger or will the dividend remain the same for the Smith shareholders also?

S. Sellers                 The dividend remains the same up until the point of
                           the merger then it moves up, obviously to when the shares convert to Archstone-Smith shares, they would go to the Archstone's current annualized level of $1.64 for this year.

A. Topavnet                Okay. And is there going to be any change in dividend
                           growth stance at Archstone?

S. Sellers                 Not significantly at this point, no, we still expect
                           our dividend to have a very attractive level of growth going forward.

A. Topavnet                Okay, thank you.

Moderator                  Next question is from Steve Sakwa with Merrill
                           Lynch. Please go ahead.

S. Sakwa                   I guess my question was just sort of why now?
                           I mean you seem to have had a pretty successful strategy of recycling capital, buying back stock, creating lots of shareholder value. And you may have addressed it a little bit in your remarks in that you're maybe having a harder time re-deploying capital. But I didn't know to what extent was the block of Security Capital holding things up. Just kind of, why now?

S. Sellers                 Well, one of the hardest things, I like to be
                           forthright, and you guys all know that, so I'll be very simplistic about this. One of the hardest things you have as a manager of a public business is that each of us in that capacity is charged with creating long-term value. And frankly, if we do it intelligently, we're going to think over a ten-year horizon.

                           When we first announced that we were going to essentially liquidate our entire portfolio in 1994, and accept a lot of dilution in the process. I got a lot of criticism for that. And as we've gone through from time to time and had very large asset sales and re-deploy the capital into core protective markets at lower initial yields, I've been roundly criticized for that. Each of those decisions has created tremendous value in the process.

                           We clearly understand that there is some short-term dilution from this, but the focus of this management team's efforts has been and always will be a creation of superior long-term value for our shareholders. And we look at that over a ten-year time frame. There are not many opportunities to merge with a company of this quality and stature. In fact, I would argue there's one and this is it.

                           So timing is such that you take opportunities when they come along and this was that time and so that's how we look at it. I don't know if you want to add anything to that.

R. Smith I think that's true. I think that each of us, in looking forward, are always trying to figure out what is going to be the best strategy looking forward. And I think we both felt at this time that the combination of these two companies just gives us this most unique franchise of being able to serve the housing needs of people who want to live in the highest quality product nationally. But under this branding of Archstone and Smith, we would be able to fulfill that niche like nobody else has or will be able to do. And that made this the unique moment to accomplish that.

S. Sellers                 I hope that's in response to your question.

S. Sakwa I guess it is. You've addressed a little bit about selling the buildings and non-core sort of suburban assets. To what extent was this just an even more pessimistic view of the growth prospects in those markets? And to some extent you wanted to get into the high-rise business, but didn't feel like you could actually implement that yourself. And do you worry at all? I mean the question was asked before about employment contracts and I realize this deal is not consummated yet, but do you worry at all that the talent that's coming to the table here on the high-rise side is for some reason in these merger of equals in past cases lot of people have sort of departed. And I'm just wondering how you sort of think about this?

E. Gerardi                 This is Ernie here. When you stand back and look at
                           this, there are two fundamental pieces to this, the development team and the operational team. Okay? In my perspective, those two teams have a greater opportunity to fulfill a mandate of increased growth from them individually. And in the aggregate as a team by joining like this and it does standing alone quite frankly. So that was part of the thought process.

                           Look at our development team, which is obviously one of the most critical things. There is no one that has development experience like we have in high-rise or repositioning of high-rise. This team, we were in four markets. Everybody's coming in these markets in terms of urban product and high-rise and throughout the country. So, that means those who do not move faster are going to lose. We see the opportunity for our people combined to be able to move faster in terms of penetrating those markets and thus their own careers. So from their standpoint, it's an upside not a downside.

S. Sakwa Okay. And lastly, Scot, just some of the other markets that you talked about, West LA and the city of San Francisco and Manhattan. Do you envision their sort of acquiring assets or actually trying to develop?

S. Sellers                 One of the things that both teams have done
                           exceptionally well is create value through both strategies, Steve, both acquisition and repositioning and development. And just as when we moved into southern California five years ago, we built a tremendous short-term presence through acquisitions and a great long-term presence to repeat just as the Smith organization has done in Chicago, Boston and southeast Florida in the same way when they've identified those new markets. We expect that we will expand this business through a combination of both with the immediate impact being through acquisition and repositioning and the longer-term expansion being through development.

S. Sakwa                   Okay, thank you.

Moderator                  And our next question comes from Gregory White with
                           Morgan Stanley. Please go ahead.

G. White Good afternoon guys. Scot, just one quick question, you gave some color on the cap rates that you were using to value the high-rise stuff and I just wanted to benchmark that again. When you think about your own NAV, give me a range for what you're thinking for garden, sort of garden.

S. Sellers                 Well, it's interesting, Greg. I could go through a
                           few markets with you to kind of compare. But, generally, the high-rise cap rates are going to be 50 to 75 basis points, maybe as much as 100 basis points below gardens in the same location. I shouldn't say the same location; I should say the same metropolitan area because typically gardens aren't located in the same location as high-rise.

                           But we've seen it in West LA; we actively tried to buy a couple of high-rise buildings there three years ago. At the same time we were able to buy existing assets at mid 7, 7 1/2, to 8 cap rates and the high-rise traded at 6.25. And there are a lot of reasons for that, but it's very consistent in market by market across the country. Those buildings are tough to buy and they trade at very low yields.

G. White                   Okay, that's helpful, thanks.

Moderator                  Next question is from Larry Raiman with CSFB. Please
                           go ahead.

L. Raiman                  Hey, gang, congratulations to both sides putting
                           together two very fine apartment organizations and sets of executives. Scot, as well as Bob and Denny, talk about execution if you could. You mentioned this deal as being priced at a 7 1/2-cap rate. Scot, you mentioned that at least in one case, high-rise urban assets a sub-seven pricing.
                           There's a reason why Smith residential is not in Manhattan right now. That's, I guess, because the company has been unwilling to accept that sort of pricing on new transaction flow. Will the new company be willing to change Smith's Residential former strategy? And this is to accept that sort of pricing in the future on entry and be willing to exit non-core markets at presumably a much higher cap rate. And how that will impact earnings trend?

D. Minami                  I think in our attempt to enter New York there are a
                           variety of ways. And it think the way that we're most interested in is in trying to acquire some existing portfolios that have some age on them from families who would be interested at this point to disposing of those assets. And we would take that type of asset and work through the repositioning and upgrading and rehabilitating particularly in those assets that have the least amount constraint on rentals and move in that direction as against going in with brand new buildings where the cost per unit is extremely high.

L. Raiman                  Does anything change as part of this merger that will
                           enable Smith high-rise division to do those deals now versus previously in which case it didn't do the deals. And presumably you were looking at Manhattan as well as West LA and San Francisco before and just didn't go forward with such a transaction. Did anything change just as part of this merger?

S. Sellers                 Our system has been actively looking at Manhattan for
                           three years as well. And part of what you do in the process of going to a new market is first of all spend the time. Especially expanding to Manhattan is a very significant undertaking and you need to be very thoughtful about how you do it and so you spend a long time studying it. So the first two years we look at a market like that, we're trying to understand where we want to be, how we want to be there, what the opportunities are and I know the Smith organization feels the same way.

                           The next step is you go to try and find properties that you want to acquire or develop and that, by its nature, tends to be opportunistic. We have looked at a lot of things there, as the Smith organization has, and sometimes you make the decision to invest because you see opportunities that others don't. Even though the initial yields are low, we've done a lot of that, as have they. And sometimes you look at a phase of a given market's life cycle and you say I'm not going to invest there right now, and New York epitomized that the last 18 months. It was absolutely as ebullient a market in terms of expectations and cap rates as you've ever seen.

                           Well, you know, with some of the reductions in force and the financial services industry and the slow down in the economy, we're getting into a time where it's going to be different and there's going to be a chance to gain a presence there. And I will tell you we look at northern California exactly the same way. If you're a long-term owner, this is wonderful in northern California because it's not going away and it's a great market. Now is the time to start getting your act together and taking positions there because people get nervous and they get anxious to sell and there in lies opportunity.

                           So when we talk about expansion, we've always, from Archstone's perspective and I know Smith's done the same thing, we've tried to take advantage of changes in dynamics to make investments. Southern California represented exactly that scenario in 1994 and 95 and that's how we look at these markets now. There's certainly no interest on a combined company basis of accepting lower yields because we're bigger, that would be stupid.

D. Minami                  Larry, this is Denny, let me just comment, your
                           question about how we see this enhancing the company.
                           Scot and I were talking once and one comment he made to me was as an example, we didn't really push you to diversify out of Washington as part of our strategy.

                           And now, because they're part of the Archstone-Smith company, there are sites in Washington that we will now score because, again, with being a much bigger company we can have a broader portfolio in Washington than we would have done in the past. And there are some sites that we have potentially a higher hurdle on because we've been really pushing to diversify.

                           So from that perspective, I think it will hand the ability for us to exploit the high-rise focus. And I think the exciting aspect of it is that we've been very cautious about going across the West Coast because, as you know, we've said we had a fair mass of critical operation.

                           Now, having the benefit of the Archstone community and people out there on the ground who have a feel for it, I think that collectively we can go out there and really prosecute the high-rise in a much more vigorous manner than we had anticipated in the past.

                           So yes, I absolutely agree that this merger sets that kind of platform of things that alone would not be able to achieve.

R. Smith On a final note, I would like to say that I believe that this going to be a very lucky transaction. When I say a lucky transaction, I want to give you my definition for luck, and that definition is when preparation meets opportunity, you get very lucky. Thank you all.

S. Sellers                 Yes, we appreciate everyone's time and I think we'll
                           just take one more question and wrap it up.

Moderator                  The final question will be from John Lipps, Salomon
                           Smith Barney. Please go ahead.

J. Lipps                   I made it just under the wire I guess.

R. Smith                   You are lucky.

S. Sellers                 We know you're prepared, John.

J. Lipps I'm here with Rich Anderson as well. First question is for Bob Smith, does this have any implications for your office portfolio in terms of consummating a transaction with a public company.

R. Smith                   No.

J. Lipps Good answer. I guess I'm disappointed in the dilution on the transaction typically the acid test for these mergers is there's no dilution in the first year. And I'm just curious how you can justify it and what your explanation is?

S. Seller                  Well, John, I have a long and proud history of doing
                           diluted transactions for five years, as I said, by moving capital from markets with higher cap rates to those of lower cap rates.

J. Lipps Well, I'm well aware of that, I'm also aware that the stock price hasn't done a whole lot in that time period.

S. Sellers                 Well, I think that's not quite correct, John, because
                           stock prices are up substantially from two years ago.
                           But the point is our internal growth is
                           good, and especially, you have a flawed metric like
                           FFO, which is virtually meaningless.

                           Second of all, one year of accretion or dilution in the context of building a business enterprise over ten years is completely irrelevant.

                           Third of all, business franchise value creation is what you should focus on and in this particular situation, it is significant. And so, $0.03 dilution to me, I'm sorry, is the wrong way to look at the transaction in any business combination, frankly.

R. Smith Well, I guess I look at it as a sixth sense and I look at it as just another year we have to wait until your vision, which I have agreed with, comes to fruition and it's just frustrating from that perspective.

S. Sellers                 Well, I can understand that perspective, but again, I
                           think the resulting enterprise is again, as I said, without comparison.

R. Anderson                Rich Anderson. What would be the combined company
                           loss to lease?

S. Sellers                 Rich, to be honest, the Smith organization has been
                           very consistent about not disclosing loss to lease.
                           And honestly, Archstone has very reluctantly disclosed that information and we told you all we didn't think it was meaningful. But we consented to disclose it because everyone wanted to know it. We haven't calculated it for the combined company, but I can tell you it's very significant.

J. Lipps                   Thank you.

S. Sellers                 Okay, thank you again. We appreciate everyone's
                           participation and we look forward to spending more time with you, obviously, over the next few months.

Moderator                  Ladies and gentlemen, this conference will be
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                           That does conclude our conference for today. Thank
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